Exhibit 10.9

Axcelis Technologies, Inc.

Non-Employee Director Cash Compensation at February 15, 2025

This Exhibit discloses the current understandings with respect to cash compensation between Axcelis Technologies, Inc. (the “Company”) and each of its non-employee directors. Axcelis provides cash retainers to its non-employee directors, as follows:

Role	Annual Retainers in Effect as of July 1, 2024 to date, paid quarterly in advance
Board Member	$65,000
Audit Committee Chair	$25,000
Compensation Committee Chair	$20,000
Nominating and Governance Committee Chair	$10,000
Technology and New Product Development Committee Chair	$10,000
Audit Committee Member	$12,500
Compensation Committee Member	$10,000
Nominating and Governance Committee Member	$5,000
Technology and New Product Development Committee Member	$5,000
Chairperson/Lead Director of the Board Premium	$60,000

Non-employee directors also receive reimbursement of out-of-pocket expenses incurred in attending Board and committee meetings. Non-employee directors do not receive any Company-paid perquisites.

The Board of Directors may, from time to time, form committees in addition to the Audit, Compensation, Nominating and Governance and Technology and Product Development Committees and set compensation for service on such additional committees.